Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG to Redeem Zero Coupon Callable Notes Due 2047

NEW YORK – October 21, 2024 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding Zero Coupon Callable Notes Due 2047 (Common Code 168419864 / ISIN XS1684198648) (the “Notes”) on November 22, 2024 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Notes a redemption price equal to 135.631% of the face amount of the Notes outstanding on such Redemption Date. As of October 21, 2024, $400,000,000 face amount of the Notes was outstanding.

This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by The Bank of New York Mellon, the trustee with respect to the Notes.

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Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.